Exhibit 99.1

FOR IMMEDIATE RELEASE

May 24, 2018

CLOUD PEAK ENERGY EXTENDS AND AMENDS REVOLVING CREDIT FACILITY

AND RECEIVABLES SECURITIZATION FACILITY

Gillette, Wyo, May 24, 2018 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company, today announced that, effective May 24, 2018, its wholly owned subsidiary Cloud Peak Energy Resources LLC (“CPE Resources”) entered into an Amended and Restated Credit Agreement among CPE Resources, the guarantors party thereto, PNC Bank, National Association, as administrative agent and a syndicate of lenders (the “Amended Credit Agreement”) which amends and extends the prior credit agreement.

The primary modifications implemented by the Amended Credit Agreement are:

•                                          New three year term extends maturity of the Amended Credit Agreement from February 21, 2019 to May 24, 2021.

•                                          Maximum borrowing capacity under the Amended Credit Agreement was reduced to $150 million, from the previous maximum capacity of $400 million.

•                                          Requires new quarterly financial covenants of (a) a ratio of first lien gross debt under the Amended Credit Agreement, capital leases and the accounts receivable securitization facility (including issued but undrawn letters of credit) to EBITDA (as defined in the Amended Credit Agreement) equal to or less than 1.75 to 1; (b) a ratio of EBITDA less capital expenditures to Fixed Charges (as defined in the Amended Credit Agreement) of not less than 1.15 to 1; and (c) a ratio of funded debt (excluding issued but undrawn letters of credit) less unrestricted cash to EBITDA equal to or less than (i) 4.00 to 1 through June 30, 2019, (ii) 3.50 to 1 from September 30, 2019 to December 31, 2019, (iii) 3.00 to 1 from March 31, 2020 to June 30, 2020 and (iv) 2.50 to 1 from September 30, 2020 to maturity.

•                                          Revised the minimum liquidity covenant to require minimum liquidity of not less than $100 million as of the last day of each fiscal quarter (reduced from the prior requirement to maintain monthly liquidity of not less than $125 million).

Effective May 24, 2018, CPE Resources also entered into an agreement extending the term of its accounts receivables securitization program (the “Receivables Program”) from January 23, 2020 until May 24, 2021.  The extension did not change the $70 million maximum size of the Receivables Program.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services.  The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located in Montana.  In 2017, Cloud Peak Energy sold approximately 58 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak

Energy also owns rights to substantial undeveloped coal and complementary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers.  With approximately 1,300 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately two percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our company, industry, economic conditions, government regulations and energy policies and other factors. Forward-looking statements may include, for example, statements regarding our anticipated future liquidity and financial flexibility, including future available capacity under our revolving credit facility and receivables securitization facility and other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition, liquidity and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements. Factors that could adversely affect our future results include, for example, our inability to satisfy the financial and other covenants required under our revolving credit facility and receivables securitization facility and the risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Cloud Peak Energy Inc.

Lorri Owen

Investor Relations

(720) 566-2932